Exhibit 22.1

SUBSIDIARY GUARANTORS OF GUARANTEED SECURITIES.

(as of December 31, 2023)

DXP Acquisition, Inc DBA Strategic Supply, Inc.(NV)

DXP Supply Chain Services Mexico, S. de R.L. de C.V. (Mexico)

Pelican State Supply Company, Inc.(NV)

Drydon Equipment, Inc. (IL)

Alliance Pump & Mechanical Service, Inc.(MO)

Cisco Air Systems, Inc. (CA)

Pumping Solutions, Inc.(CA)

Pumping Solutions AZ, Inc.(AZ)

MB Equipment, Inc.(CA)

Maverick Pumps Inc.(AZ)

Pump PMI, LLC(DE)

PMI Investment, LLC (DE)

Total Equipment Company (PA)

APO Pumps & Compressors LLC (DE)

Process Machinery, Inc. (AL)

Premier Water, LLC (NC)

DXP Holdings, Inc. (TX)

Corporate Equipment Company, LLC (OH)

Carter & Verplanck, LLC (FL)

B27 Resources, Inc. (TX)

Pump Works 610, LLC (DE)

Best Equipment Service & Sales Company, LLC dba Best Pump Works PumpWorks Industrial (DE)

Integrated Flow Solutions, LLC (DE)

Sport RE, LLC (DE)

BPW International, LLC (DE)

DXP Canada Enterprises Ltd. (Canada)